Exhibit 99.1

DallasNews CORPORATION

DallasNews Corporation Announces First Quarter 2022 Financial Results

DALLAS –  DallasNews Corporation (Nasdaq: DALN) today reported a  first quarter 2022 net loss of $2.6 million, or $(0.49) per share, and an operating loss of $2.5 million.  In the first quarter of 2021,  the Company reported a net loss of  $2.8 million, or $(0.52) per share, and an operating loss of $3.7 million.

For the first quarter of 2022, on a non-GAAP basis, DallasNews reported an operating loss adjusted for certain items (“adjusted operating loss”) of $1.6 million,  an improvement of $0.7 million or 30.6 percent when compared to an adjusted operating loss of $2.4 million reported in the first quarter of 2021. The improvement is primarily due to a decrease of $1.5 million in employee compensation and benefits, partially offset by a decrease in total revenue of $0.5 million.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “DallasNews Corporation continued to experience encouraging operating trends during the first quarter, and financial results reflect these. Membership growth in digital subscriptions was strong and The Dallas Morning News continues to achieve favorable pricing for both digital and print subscriptions. The News has thus far been able to manage through increased costs in newsprint and gasoline, and broader plans are in place to respond to inflation over the next few planning periods. The Company’s balance sheet remains strong and we continue to expect full payment by July 1 of the promissory note related to the sale of The News’ former campus in downtown Dallas.”

DallasNews Corporation Announces First Quarter 2022 Financial Results

April  22, 2022

First Quarter Results

Total revenue was $36.3 million in the first quarter of 2022,  a decrease of $0.5 million or 1.4 percent when compared to the first quarter of 2021.

Revenue from advertising and marketing services, including print and digital revenues, was $16.3 million in the first quarter of 2022,  a decrease of $0.5 million or 3.0 percent when compared to the $16.8 million reported for the first quarter of 2021. The decline is due to a  $0.6 million decrease in print advertising revenue, partially offset by a $0.1 million increase in digital advertising and marketing services revenue.

Circulation revenue was $16.1 million in the first quarter of 2022,  a slight increase when compared to the $16.0 million reported for the first quarter of 2021.  Digital-only subscription revenue increased $0.9 million or 45.5 percent, offset by a print circulation decline of $0.9 million or 6.1 percent.

Printing, distribution and other revenue decreased $0.1 million, or 2.4 percent, to $3.9 million, primarily due to a reduction in commercial printing and distribution revenue.

Total consolidated operating expense in the first quarter of 2022, on a GAAP basis, was $38.8 million,  an improvement of $1.8 million or 4.3 percent compared to the first quarter of 2021. The improvement is primarily due to decreases of $1.5 million in employee compensation and benefits expense and $0.4 million in distribution expense.

In the first quarter of 2022, on a non-GAAP basis, adjusted operating expense was $43.9 million, an improvement of $1.4 million or 3.1 percent when compared to $45.3 million of adjusted operating expense in the first quarter of 2021.

As of March 31,  2022,  the Company had 662 employees, a decrease of 51 full-time equivalents, or 7.2 percent, when compared to the prior year period. Cash and cash equivalents were $30.9 million and the Company had no debt.

DallasNews Corporation Announces First Quarter 2022 Financial Results

April  22, 2022

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating loss, total net operating revenue to adjusted operating revenue, and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

DallasNews Corporation Announces First Quarter 2022 Financial Results

April  22, 2022

Financial Results Conference Call

DallasNews Corporation will conduct a conference call on Monday,  April 25, 2022, at 10:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at investor.dallasnewscorporation.com/events.  An archive of the webcast will be available at dallasnewscorporation.com in the Investor Relations section.

To access the listen-only conference call, dial 1-844-291-6362 and enter the following access code when prompted: 8280267.  A replay line will be available at 1-866-207-1041 from 1:00 p.m. CDT on April 25,  2022 until 11:59 p.m. CDT on May 1, 2022.  The access code for the replay is 3340914.

DallasNews Corporation Announces First Quarter 2022 Financial Results

April  22, 2022

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas' leading daily newspaper with a strong journalistic reputation, intense regional focus and close community ties. Medium Giant is a media and marketing agency of divergent thinkers who devise strategies that deepen connections, expand influence, and scale success for clients nationwide. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; cybersecurity incidents; technological obsolescence; and the current and future impacts of the COVID-19 pandemic. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

DallasNews Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except share and per share amounts (unaudited)	2022	2021
Net Operating Revenue:
Advertising and marketing services	$16,264	$16,769
Circulation	16,096	16,022
Printing, distribution and other	3,927	4,024
Total net operating revenue	36,287	36,815
Operating Costs and Expense:
Employee compensation and benefits	16,410	17,947
Other production, distribution and operating costs	19,249	19,090
Newsprint, ink and other supplies	2,394	2,341
Depreciation	712	1,074
Amortization	—	64
Gain on sale/disposal of assets, net	—	(1)
Total operating costs and expense	38,765	40,515
Operating loss	(2,478)	(3,700)
Other income, net	18	1,254
Loss Before Income Taxes	(2,460)	(2,446)
Income tax provision	184	319
Net Loss	$(2,644)	$(2,765)

Per Share Basis
Net loss
Basic and diluted (1)	$(0.49)	$(0.52)
Number of common shares used in the per share calculation:
Basic and diluted (1)	5,352,490	5,352,490

(1)

All share and per share amounts have been retroactively adjusted to reflect the one-for-four reverse stock split effective June 8, 2021.  All fractional shares were settled in cash in connection with the reverse stock split on June 9, 2021.

DallasNews Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
In thousands (unaudited)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$30,892	$32,439
Accounts receivable, net	12,758	16,012
Notes receivable	22,400	22,400
Other current assets	6,514	5,677
Total current assets	72,564	76,528
Property, plant and equipment, net	8,091	8,822
Operating lease right-of-use assets	16,982	17,648
Deferred income taxes, net	232	257
Other assets	2,194	2,197
Total assets	$100,063	$105,452
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,832	$7,821
Accrued compensation and other current liabilities	9,986	9,505
Contract liabilities	10,652	10,592
Total current liabilities	26,470	27,918
Long-term pension liabilities	14,365	14,275
Long-term operating lease liabilities	18,529	19,181
Other liabilities	1,492	1,501
Total liabilities	60,856	62,875
Total shareholders' equity	39,207	42,577
Total liabilities and shareholders’ equity	$100,063	$105,452

DallasNews Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Loss

	Three Months Ended March 31,
In thousands (unaudited)	2022	2021
Total net operating revenue	$36,287	$36,815
Total operating costs and expense	38,765	40,515
Operating Loss	$(2,478)	$(3,700)

Total net operating revenue	$36,287	$36,815
Addback:
Advertising contra revenue	5,921	6,078
Circulation contra revenue	76	95
Adjusted Operating Revenue	$42,284	$42,988

Total operating costs and expense	$38,765	$40,515
Addback:
Advertising contra expense	5,921	6,078
Circulation contra expense	76	95
Less:
Depreciation	712	1,074
Amortization	—	64
Severance expense	132	208
Gain on sale/disposal of assets, net	—	(1)
Adjusted Operating Expense	$43,918	$45,343

Adjusted operating revenue	$42,284	$42,988
Adjusted operating expense	43,918	45,343
Adjusted Operating Loss	$(1,634)	$(2,355)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, amortization, severance expense, (gain) loss on sale/disposal of assets, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Advertising contra represents agency fees related to digital advertising and marketing services. Circulation contra represents revenue recorded for the grace period of expired home delivery subscriptions. These adjustments have no effect on adjusted operating income (loss).

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.